Exhibit 99.1
SelectQuote Announces Departure of Chief Financial Officer Raff Sadun at end of May
May 19, 2022
SVP of Financial Planning & Analysis Ryan Clement will serve as interim Chief Financial Officer upon Sadun’s departure
OVERLAND PARK, Kan.--(BUSINESS WIRE)-- SelectQuote, Inc. (NYSE: SLQT) today announced the departure of Chief Financial Officer Raff Sadun after 5 years at SelectQuote to pursue a new opportunity outside of the industry. The Board of Directors approved the appointment of Ryan Clement, SVP of Financial Planning & Analysis, as interim CFO effective upon Sadun’s departure at the end of the month. Prior to joining SelectQuote, Clement served as the CFO of a software technology company and has over a decade of experience in senior-level finance and operations roles. Clement will continue to lead SelectQuote’s Financial Planning & Analysis organization while acting as interim CFO. The company’s financial reporting and accounting functions will be led by Stephanie Fisher, SelectQuote’s Chief Accounting Officer, who will assume the role of principal accounting officer effective upon Sadun’s departure. The company has initiated a national search for a permanent Chief Financial Officer.
SelectQuote’s Chief Executive Officer, Tim Danker commented, “On behalf of everyone at SelectQuote, I would like to thank Raff for his integral role in the growth and success of our company. Raff was instrumental during SelectQuote’s initial public offering back in 2020 and has established a world-class finance function at the company, which will ensure an orderly transition as we conduct the search for a new Chief Financial Officer. We wish Raff well in his future endeavors and the next chapter of his career.”
About SelectQuote
Founded in 1985, SelectQuote (NYSE: SLQT) provides solutions that help consumers protect their most valuable assets: their families, health and property. SelectQuote pioneered the model of providing unbiased comparisons from multiple, highly-rated insurance companies allowing consumers to choose the policy and terms that best meet their unique needs. Two foundational pillars underpin the company’s success: a strong force of highly-trained and skilled agents who provide a consultative needs analysis for every consumer, and proprietary technology that sources and routes high-quality leads. SelectQuote has three core business lines: SelectQuote Senior, SelectQuote Life and SelectQuote Auto and Home. SelectQuote Senior, the largest and fastest-growing business, serves the needs of a demographic that sees 10,000 people turn 65 each day with a range of Medicare Advantage and Medicare Supplement plans. In 2021, SelectQuote expanded its business with the addition of Population Health, a healthcare services company, and SelectRx, a specialty medication management pharmacy.
Investor Relations:

Sloan Bohlen
877-678-4083
investorrelations@selectquote.com

Media:

Matt Gunter
913-286-4931
matt.gunter@selectquote.com

Source: SelectQuote, Inc.